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                                                                    EXHIBIT 12.2

          UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                          YEAR ENDED DECEMBER 31,
                                                                           ----------------------------------------------------
MILLIONS OF DOLLARS                                                          2002       2001       2000       1999       1998
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
Earnings from continuing operations                                        $    361   $    626   $    746   $    141   $    115
Provision for income taxes                                                      287        457        500        128        181
Minority interests                                                                6         41         16         16          7
Distributions (less than) greater than earnings from equity investments           6         69        (57)        (4)        (2)
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      Earnings subtotal  (a)                                                    660      1,193      1,205        281        301
Fixed charges included in earnings:
   Interest expense                                                             179        192        210        199        177
   Interest portion of rentals  (b)                                              23         19         20         22         20
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      Fixed charges subtotal                                                    202        211        230        221        197
Earnings from continuing operations
 available before fixed charges                                            $    862   $  1,404   $  1,435   $    502   $    498
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Fixed charges:
   Fixed charges included in earnings                                           202        211        230        221        197
   Capitalized interest                                                          46         27         13         16         26
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      Total fixed charges                                                  $    248   $    238   $    243   $    237   $    223
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Ratio of earnings from continuing operations
 to fixed charges                                                               3.5        5.9        5.9        2.1        2.2
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(a) Includes pre-tax impairment of :                                             47        137         66         23        102

The ratio of earnings, excluding impairment, to fixed charges would be:         3.7        6.5        6.2        2.2        2.7

(b) Calculated as one-third of operating rental expense.
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